EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2009
Dallas, Texas, November 13, 2009 — The Hallwood Group Incorporated (NYSE Amex:HWG) today reported results for the third quarter and nine months ended September 30, 2009.
For the quarter, Hallwood reported net income of $4.1 million, or $2.67 per share, compared to net income of $1.3 million, or $0.82 per share, in 2008.
For the nine months, Hallwood reported net income of $10.6 million, or $6.94 per share, compared to net income of $1.5 million, or $0.98 per share, in 2008. The 2008 nine month period included an equity loss from the Company’s Hallwood Energy, L.P. affiliate in the amount of $12.1 million.
Following is a comparison of results for the 2009 and 2008 periods:
Operating Income. For the 2009 and 2008 third quarters, operating income, primarily from textile products operations, was $6.2 million and $1.9 million, on revenue of $44.2 million and $35.6 million, respectively.
For the 2009 and 2008 nine months, operating income was $16.9 million and $15.7 million, on revenue of $128.2 million and $126.7 million, respectively.
The increases in revenue and operating income were primarily due to higher sales of specialty fabric to U.S. military subcontractors, which were $32.4 million and $92.8 million for the three months and nine months ended September 30, 2009, compared to $21.2 million and $81.1 million in 2008, respectively.
Other Income (Loss). Other income (loss) consists of interest expense and interest and other income, as well as an equity loss from the

Company’s minority investment in its Hallwood Energy, L.P. affiliate in 2008.
For the 2009 and 2008 third quarters, other income (loss) was a loss of $28,000 and $109,000, respectively.
For the nine months, other income (loss) was a loss of $138,000 and $12.6 million, respectively, including an equity loss from its Hallwood Energy investment of $12.1 million in 2008.
On October 19, 2009, the Bankruptcy Court confirmed a plan of reorganization of Hallwood Energy that, among other things, extinguished Hallwood Energy’s general partnership and limited partnership interests, including those held by the Company. As a result of these developments, the Company does not anticipate that it will recover any of its investments in Hallwood Energy. The carrying value of the Company’s investment in Hallwood Energy has been reflected as zero since December 31, 2007. The Company was only an investor in and creditor of Hallwood Energy. The Hallwood Energy bankruptcy filing did not include the Company or any other of its assets.
Income Tax Expense (Benefit). For the 2009 third quarter, income taxes was an expense of $2.1 million, which included a noncash deferred federal tax expense of $899,000, current federal tax expense of $1.2 million, state tax expense of $332,000 and foreign tax benefit of $280,000. For the 2008 third quarter, income taxes was an expense of $529,000, which included a noncash deferred federal tax expense of $317,000, current federal tax benefit of $109,000 and state tax expense of $321,000.
For the 2009 nine months, income taxes was an expense of $6.1 million, which included a noncash deferred federal tax expense of $4.2 million, current federal tax expense of $1.3 million, state tax expense of $950,000 and foreign tax benefit of $280,000. For the 2008 nine months, income taxes was an expense of $1.6 million, which included a noncash deferred federal tax expense of $438,000, current federal tax benefit of $109,000 and state tax expense of $1.3 million.
~ MORE ~

The following table sets forth selected financial information for the three months and nine months ended September 30, 2009 and 2008.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$44,182	$35,568	$128,166	$126,689

Operating income	$6,245	$1,893	$16,856	$15,729
Other income (loss)	(28)	(109)	(138)	(12,615)

Income before income taxes	6,217	1,784	16,718	3,114
Income tax expense	2,149	529	6,127	1,623

Net income	$4,068	$1,255	$10,591	$1,491

PER COMMON SHARE:
BASIC
Net income	$2.67	$0.83	$6.94	$0.98

Weighted average shares outstanding	1,525	1,521	1,525	1,521

DILUTED
Net income	$2.67	$0.82	$6.94	$0.98

Weighted average shares outstanding	1,525	1,523	1,525	1,523

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
~ END ~